SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  FORM N-18F-1

                 Notification of Election Pursuant to Rule 18f-1
                    Under the Investment Company Act of 1940


                          THE PIEDMONT INVESTMENT TRUST
                          -----------------------------
                               Name of Registrant


                            NOTIFICATION OF ELECTION
                            ------------------------


The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE


Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Rocky Mount, and the state of North Carolina on the 19th day of April 2005.

                                      THE PIEDMONT INVESTMENT TRUST
                                      -----------------------------
                                           Name of Registrant

                                  By: /s/ David M. Clark, III
                                      __________________________________
                                      David M. Clark, III
                                      Trustee and President


Attest: /s/ Julian G. Winters
        _______________________
Print Name: Julian G. Winters
Title:      Secretary